UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

WestRock Company

(Exact name of registrant as specified in charter)

Delaware	001-37484	47-3335141
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Atlanta, GA	30328
(Address of principal executive offices)	(Zip Code)

(770) 448-2193

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 27, 2018, WestRock Company, a Delaware corporation (the “Company”), entered into a credit agreement (the “Credit Agreement”) by and among the Company, as parent, WRK Luxembourg S.à r.l., a private limited liability company incorporated under the laws of Luxembourg, WRK International Holdings S.à r.l., a private limited liability company incorporated under the laws of Luxembourg, Multi Packaging Solutions Limited, a limited company incorporated under the laws of England and Wales, and WestRock Packaging Systems Germany GmbH, a private limited liability company incorporated under the laws of Germany, as borrowers, the other borrowers from time to time party thereto, the lenders party thereto and Coöperatieve Rabobank U.A., New York Branch, as administrative agent. The Credit Agreement provides for a three-year revolving credit facility in an aggregate committed principal amount of €500,000,000 (the “Credit Facility”). The proceeds of the Credit Facility will be used (i) to fund the repayment of the Existing Credit Agreement (as defined below), (ii) to pay fees and expenses incurred in connection with the transactions contemplated by the Credit Agreement and (iii) for working capital and general corporate purposes of the borrowers and their subsidiaries. The Credit Agreement is unsecured and, as of April 27, 2018, is guaranteed by the Company, WestRock RKT Company, a Georgia corporation and a wholly owned subsidiary of the Company, and WestRock MWV, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.

At the option of the borrowers, loans issued under the Credit Facility may be denominated in U.S. dollars, euro or pound sterling and will bear interest at, in the case of loans denominated in U.S. dollars, either adjusted LIBOR or an alternate base rate, and in the case of loans denominated in euro or pound sterling, adjusted LIBOR, in each case plus an applicable interest rate margin. The interest rate will fluctuate between adjusted LIBOR plus 0.825% to 1.575% per annum (or between the alternate base rate plus 0.000% to 0.575% per annum) based on the Company’s corporate credit rating at such time. In addition, the borrowers will be required to pay fees that will fluctuate between 0.100% per annum to 0.275% per annum on the unused amount of the commitments under the Credit Facility based on the Company’s corporate credit ratings. Loans under the Credit Facility may be prepaid at any time without premium.

The Credit Agreement contains usual and customary representations and warranties and affirmative and negative covenants, including: financial covenants (including maintenance of a maximum consolidated debt to capitalization ratio and a minimum consolidated interest coverage ratio) and limitations on liens, additional subsidiary indebtedness and asset sales and mergers. The Credit Agreement also contains usual and customary events of default, including in respect of: non-payment under the credit agreement; breaches of covenants, representations or warranties; cross-acceleration of other material debt; bankruptcy or insolvency; incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; change of control; and material breach of obligations under securitization programs.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On April 27, 2018, in connection with the closing of the Credit Agreement certain subsidiaries of the Company terminated all outstanding commitments and repaid all outstanding loans under that certain Credit Agreement, dated as of May 15, 2017, by and among the Company, as parent, MWV Luxembourg S.À R.L. and WestRock Packaging Systems UK LTD., as borrowers, the lenders party thereto, Coöperatieve Rabobank U.A., New York Branch, as administrative agent, Coöperatieve Rabobank U.A., New York Branch, as joint lead arranger and sole bookrunner, and Sumitomo Mitsui Banking Corporation, TD Bank, N.A., and HSBC Bank USA, National Association as joint lead arrangers and co-syndication agents (the “Existing Credit Agreement”). As of April 27, 2018, immediately prior to the effectiveness of the Credit Agreement, the aggregate principal amount of the loans outstanding under the Existing Credit Agreement was approximately $348 million and ₤110 million, representing the U.S. dollar and pound sterling borrowings, respectively, under the Existing Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Credit Agreement is hereby incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation of the Company.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Credit Agreement, dated as of April 27, 2018, among WestRock Company, as parent, WRK Luxembourg S.à r.l., WRK International Holdings S.à r.l., Multi Packaging Solutions Limited and WestRock Packaging Systems Germany GmbH, as borrowers, the lenders party thereto and Coöperatieve Rabobank U.A., New York Branch, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WestRock Company

By:	/s/ Robert B. McIntosh
Robert B. McIntosh
Executive Vice President, General Counsel and Secretary

Date: April 30, 2018